Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Kite Realty Group Trust:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333‑188436, 333-159219, 333-152943, 333-120142, and 333-231582) and the registration statements on Form S-3 (No. 333-223144 and 333-127585) of Kite Realty Group Trust of our reports dated February 22, 2021, with respect to the consolidated balance sheet of Kite Realty Group Trust and subsidiaries as of December 31, 2020, the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes and financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 combined annual report on Form 10‑K of Kite Realty Group Trust and Kite Realty Group, L.P.

/s/ KPMG LLP

Indianapolis, Indiana
February 22, 2021